Exhibit 10.2

SECURED PROMISSORY NOTE - REVOLVING

Up to $10,000,000	San Diego, CA
December 12, 2023

FOR VALUE RECEIVED, UG Construction, Inc. dba Emerald Construction Management, Inc. (the “Borrower”) promises to pay in lawful money of the United States to the order of Gemini Finance Corp. (“Lender”) on or before one hundred eighty (180) calendar days after each Draw Down Date (as defined below), each a “Maturity Date”, an amount not to exceed the principal sum of TEN MILLION DOLLARS ($10,000,000), and to pay interest to the Lender on the outstanding principal amount of this Promissory Note in accordance with the provisions hereof. All requests by Borrower for advances hereunder shall be in writing and submitted to Lender no later than nine months after the date hereof (the “Initial Term”). At the end of the Initial Term, this Promissory Note shall automatically renew for an additional nine months if the Borrower is compliant with all terms of all the loan documents and if the Lender has not sent a written notice of non-renewal to the Borrower at least 60 days before the expiration of the Initial Term (“Renewal Term”). The Lender in its sole discretion may accept or reject any request by Borrower for advances hereunder.

This Promissory Note is issued pursuant to, and is subject to, that certain Loan Agreement between Borrower and Lender dated as of the date hereof (“Loan Agreement”).

The Borrower’s obligations under this Promissory Note shall be secured by and Borrower hereby grants to lender a perfected security interest against all of the tangible and intangible assets owned by Borrower, and in the Collateral, as defined in that certain Security Agreement, dated on or about the date hereof between the Borrower and the Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement or Security Agreement.

This Promissory Note is subject to the following additional provisions:

Section 1.	Draw Down Date; Draw Down Amount.

a. Draw Down Date(s). The Draw Down Dates are the dates that funds are received by the Borrower or its designee from the Lender.

b. Draw Down Amount(s). The Draw Down Amounts are the amounts of funds received by the Borrower or its designee from the Lender. The total amount of all outstanding Draw Down Amounts will equal the outstanding principal amount under this note.

Section 2.	Participation Fee.

a. Participation Fee. None.

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Section 3.	Interest; Prepayment

a. Interest. Interest shall be applied on the outstanding principal amount of this Promissory Note and accrue daily at a monthly rate of one and seventy-five hundredths percent (1.75%). The Borrower shall pay to the Lender any and all accrued but unpaid interest hereunder on the applicable Maturity Date. Interest and/or any other sums due which are not paid when due hereunder shall be compounded monthly and shall bear interest at the Default Rate described in the Loan Agreement.

b. Prepayment. The Borrower may prepay all or any portion of the principal amount of this Promissory Note, or any accrued and unpaid interest thereon, without penalty at any time. Any payment made pursuant to this Promissory Note shall be credited first to interest then due, the remainder of the payment to principal, and interest shall thereupon cease upon the principal so credited.

c. Mandatory Prepayments. The Borrower shall be required to make mandatory prepayments to Lender upon the following terms:

Upon Borrower’s receipt of payment for any invoice previously submitted and approved for financing by Lender, Borrower shall immediately pay such amounts owed to Lender.

Section 4.	Event of Default.

a. “Event of Default” shall have the meaning set forth in the Loan Agreement. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal and all accrued and unpaid interest shall become immediately due and payable and shall bear interest equal to the Default Rate described in the Loan Agreement, and be payable in accordance with the Loan Agreement from the date such Event of Default occurs until the date such Event of Default is cured or waived in writing in accordance herewith.

Section 5.	Miscellaneous

a. Waiver. The Borrower expressly waives all notices, demands, presentments, protests, and all other suretyship and similar defenses in connection with the execution, delivery, payment and enforcement of this Promissory Note. No indulgence granted by Lender hereof in any instance shall constitute a waiver or consent to any other indulgence in any other similar or dissimilar, prior or subsequent instance. This Promissory Note may not be amended, modified, or supplemented except by written agreement signed by the Lender and the Borrower. Time is of the essence with respect to all obligations of Borrower under this Promissory Note.

b. Notices. Any and all notices or other communications or deliveries to be provided by the Lender hereunder shall be in writing and delivered personally, by facsimile, by email or sent by a nationally recognized overnight courier service, addressed to the Borrower, at the address set forth below, or such other facsimile number, email or address as the Borrower may specify for such purpose by notice to the Lender delivered in accordance with this Section.

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c. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Promissory Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof. Borrower agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Promissory Note or the other agreements (whether brought against Borrower or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of San Diego, County of San Diego (the “San Diego Courts”). Borrower hereby irrevocably submits to the exclusive jurisdiction of the San Diego Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Promissory Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such San Diego Courts, or such San Diego Courts are improper or inconvenient venue for such proceeding. Borrower hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to Borrower at the address in effect for notices to it under this Promissory Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If Lender shall commence an action or proceeding to enforce any provisions of this Promissory Note, then Lender shall be reimbursed by Borrower for its attorney’s fees and other costs and expenses reasonably incurred in the investigation, preparation and prosecution of such action or proceeding.

d. Other. To the fullest extent permitted by law, the Borrower agrees not to insist upon or plead or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, in force at the time of execution of this Promissory Note or hereafter, in connection with any action that may be brought by the Lender in order to enforce any right or remedy under this Promissory Note. Notwithstanding any provision to the contrary contained herein, it is expressly agreed and provided that the total liability of the Borrower under this Promissory Note for payments in the nature of interest shall not exceed the maximum lawful interest rate authorized under applicable law. If the effective interest rate otherwise applicable under this Promissory Note exceeds such maximum lawful interest rate, then such applicable interest rate shall be reduced so as not to exceed such maximum lawful interest rate.

e. Waiver of Jury Trial

(1) Jury Waiver. BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS PROMISSORY NOTE, THE LOAN, THE LOAN DOCUMENTS OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OR THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

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(2) Judicial Reference. Borrower prefers that any dispute be resolved in litigation subject to the jury trial waiver set forth herein, but the California Supreme Court has held that such pre-dispute jury trial waivers are unenforceable. This section will be applicable until: (i) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that contained herein is valid or enforceable; or (ii) the California legislature passes legislation and the governor of the State of California signs into law a statute authorizing pre-dispute jury trial waivers and as a result such waivers become enforceable.

Accordingly, Borrower knowingly and voluntarily agrees that any civil action or proceeding involving a dispute arising out of or relating to this Promissory Note, shall be tried solely through a judicial reference as provided in sections 638 through 645.2 of the California Code of Civil Procedure (“CCP”) and as described herein (the “Judicial Reference”). Borrower further realizes that by agreeing to Judicial Reference as provided in CCP sections 638 through 645.2, Borrower will have waived its right to trial by jury.

Borrower further agrees that the referee shall be a retired judge or justice selected by mutual written agreement. If the parties do not agree, the referee shall be selected by the trial court. Borrower further agrees that the filing of any law and motion hearings or the initiation of any hearings to obtain any form of a pre-judgment remedy shall not operate as a waiver of the right to trial solely through a Judicial Reference.

A request for appointment of a referee may be heard on an ex parte or expedited basis, and Borrower agrees that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision pursuant to CCP section 644 and the referee’s decision shall be entered by the court as a judgment or an order in the same manner as if the action had been tried by the court. The final judgment or order entered by the referee shall be fully appealable as provided by law. Borrower reserves the right to receive findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial, which new trial, if granted, is also to be a reference proceeding under this provision.

f. Partial Invalidity. If any section or provision of this Note is declared invalid or unenforceable by any court of competent jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one jurisdiction shall affect any provision of this Note to the extent it is otherwise enforceable under the laws of any other applicable jurisdiction.

g. Full Power and Authority. Borrower has the full power and ability to execute and deliver this Note, and this Note constitutes the valid and binding obligation of Borrower, enforceable in accordance with its terms.

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h. Business Purpose Declaration. Borrower hereby agrees and acknowledges that the credit to be provided to Borrower by Lender in connection with this loan is to be used wholly or predominantly for business or investment purposes (or for both purposes).

BALLOON PAYMENT NOTICE:

THE OUTSTANDING PRINCIPAL AND ACCRUED INTEREST UNDER THIS NOTE IS PAYABLE IN FULL ON THE APPLICABLE MATURITY DATES. BORROWER MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE AND ANY ACCRUED AND/OR UNPAID INTEREST AND OTHER CHARGES WHEN DUE. LENDER IS UNDER NO OBLIGATION TO REFINANCE THIS NOTE OR THE UNDERLYING LOAN AT THAT TIME. BORROWER WILL, THEREFORE BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS THAT BORROWER MAY OWN, OR BORROWER WILL HAVE TO FIND ANOTHER LENDER WILLING TO LEND YOU THE MONEY. IF YOU REFINANCE THIS LOAN AT MATURITY, YOU MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS, INCLUDING LOAN ORIGINATION FEES, NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF YOU OBTAIN REFINANCING FROM THE SAME LENDER.

In Witness Whereof, the Borrower has caused this Promissory Note to be duly executed and delivered as of the date first above written.

UG Construction, Inc. dba Emerald Construction Management, Inc.

By:
Name:	Richard Akright
Title:	Chief Executive Officer

Address:	1751 Panorama Point, Unit G
Lafayette, CO 80026

Email:
Phone:

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